Prospectus Supplement
(To Prospectus dated December 18, 1997)

                                     [LOGO]

                      EQUITY RESIDENTIAL PROPERTIES TRUST
               DISTRIBUTION REINVESTMENT AND SHARE PURCHASE PLAN

                            ------------------------

    This prospectus supplement contains an amendment and restatement to the plan updating the "Partial Dividend Reinvestment" and "Optional Cash Payments Only" participation options of the plan. Under the revised options, you are able to direct the reinvestment of dividends on all, a portion or none of the shares held in the plan. The new participation options (which replace the descriptions of the Partial Dividend Reinvestment and Optional Cash Payments Only options as set forth in Questions 7 and 9 of the plan contained in the prospectus dated December 18, 1997) are as follows:

    If the "Partial Dividend Reinvestment" option is elected, the Plan Administrator will apply the cash dividends on a specified number of your Common Shares, Preferred Shares or Units to purchase additional Common Shares. The Plan Administrator will pay you cash dividends on the remaining Common Shares, Preferred Shares or Units, when and if declared by the board of trustees. You may also invest by making optional cash payments of at least $250 per payment up to a maximum of $5,000 per month.

    If the "Optional Cash Payments Only" option is elected, the Plan Administrator will pay you the cash dividends on all of your Common Shares, Preferred Shares and Units. You may make optional cash payments of at least $250 per payment up to a maximum of $5,000 per month in order to invest in additional Common Shares.

    This prospectus supplement also contains a revised Schedule A to the prospectus dated December 18, 1997. The revised Schedule A to the prospectus restates in its entirety the Schedule A previously included as part of the prospectus. The revised Schedule A sets forth the expected dates relating to optional cash payments and common share distribution reinvestments under the plan for 2000, 2001 and 2002, as such dates are described in the prospectus.

           The date of this Prospectus Supplement is October 2, 2000

                                   SCHEDULE A
                            FOR 2000, 2001 AND 2002

                             OPTIONAL CASH PAYMENTS

                          RECORD DATE AND
THRESHOLD PRICE AND        OPTIONAL CASH            PRICING PERIOD           PRICING PERIOD
 DISCOUNT SET DATE        PAYMENT DUE DATE        COMMENCEMENT DATE         CONCLUSION DATE
-------------------      ------------------      --------------------      ------------------
November 1, 2000         November 7, 2000        November 8, 2000          November 21, 2000
November 22, 2000        November 29, 2000       November 30, 2000         December 13, 2000
December 27, 2000        January 3, 2001         January 4, 2001           January 18, 2001
January 31, 2001         February 6, 2001        February 7, 2001          February 21, 2001
February 22, 2001        February 28, 2001       March 1, 2001             March 14, 2001
March 30, 2001           April 5, 2001           April 6, 2001             April 20, 2001
April 30, 2001           May 4, 2001             May 7, 2001               May 18, 2001
May 24, 2001             May 31, 2001            June 1, 2001              June 14, 2001
June 28, 2001            July 5, 2001            July 6, 2001              July 19, 2001
August 1, 2001           August 7, 2001          August 8, 2001            August 21, 2001
August 24, 2001          August 30, 2001         August 31, 2001           September 14, 2001
October 1, 2001          October 5, 2001         October 8, 2001           October 19, 2001
November 1, 2001         November 7, 2001        November 8, 2001          November 21, 2001
November 23, 2001        November 29, 2001       November 30, 2001         December 13, 2001
December 28, 2001        January 4, 2002         January 7, 2002           January 18, 2002
January 31, 2002         February 6, 2002        February 7, 2002          February 21, 2002
February 22, 2002        February 28, 2002       March 1, 2002             March 14, 2002
April 1, 2002            April 5, 2002           April 8, 2002             April 19, 2002
May 1, 2002              May 7, 2002             May 8, 2002               May 21, 2002
May 24, 2002             May 31, 2002            June 3, 2002              June 14, 2002
June 28, 2002            July 5, 2002            July 8, 2002              July 19, 2002
August 1, 2002           August 7, 2002          August 8, 2002            August 21, 2002
August 26, 2002          August 30, 2002         September 3, 2002         September 16, 2002
October 1, 2002          October 7, 2002         October 8, 2002           October 21, 2002
November 4, 2002         November 8, 2002        November 11, 2002         November 22, 2002
November 22, 2002        November 29, 2002       December 2, 2002          December 13, 2002

                   COMMON SHARE DISTRIBUTION REINVESTMENTS(1)

RECORD DATE                            INVESTMENT DATE(2)
-----------                            ------------------
December 19, 2000                      December 29, 2000
March 20, 2001                         April 12, 2001
June 20, 2001                          July 13, 2001
September 20, 2001                     October 15, 2001
December 20, 2001                      December 28, 2001
March 20, 2002                         April 12, 2002
June 20, 2002                          July 12, 2002
September 20, 2002                     October 12, 2002
December 20, 2002                      December 30, 2002

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(1) The dates indicated are those expected to be applicable under the Plan with respect to future distributions, if and when declared by the Board of Trustees. The actual record and payment dates will be determined by the Board of Trustees at its discretion.

(2) The Investment Date relating to distributions is also the pricing date with respect to Common Shares acquired directly from the Company with such distributions. See Question 12.

                        NEW YORK STOCK EXCHANGE HOLIDAYS

                                                    2000            2001            2002
                                                -------------   -------------   -------------
New Year's Day                                  January 1       January 1       January 1
Martin Luther King, Jr. Day                     January 17      January 15      January 21
Washington Birthday                             February 21     February 19     February 18
Good Friday                                     April 21        April 13        March 29
Memorial Day                                    May 29          May 28          May 27
Independence Day                                July 4          July 4          July 4
Labor Day                                       September 4     September 3     September 2
Thanksgiving Day                                November 23*    November 22     November 28
Christmas                                       December 25     December 25     December 25

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*   The Exchange will be closing at 1:00 p.m. on Friday, November 24, 2000